Exhibit 99

MGIC Investment Corporation Reports Fourth Quarter 2018 Results
Fourth Quarter 2018 Net Income of $157.7 million or $0.43 per Diluted Share
Fourth Quarter 2018 Adjusted Net Operating Income (Non-GAAP) of $154.0 million or $0.42 per Diluted Share

MILWAUKEE (January 17, 2019) - MGIC Investment Corporation (NYSE: MTG) today reported operating and financial results for the fourth quarter of 2018. Net income for the quarter was $157.7 million, or $0.43 per diluted share, compared with net income of $27.3 million, or $0.07 per diluted share for the fourth quarter of 2017.

Adjusted net operating income for the fourth quarter of 2018 was $154.0 million, or $0.42 per diluted share, compared with $160.7 million, or $0.43 per diluted share for the fourth quarter of 2017. We present the non-GAAP financial measure "Adjusted net operating income" to increase the comparability between periods of our financial results. See “Use of Non-GAAP financial measures" below.

Fourth Quarter Summary

•	New Insurance Written of $12.2 billion, compared to $12.8 billion in the fourth quarter of 2017.

•	Insurance in force of $209.7 billion at December 31, 2018 increased by 1.9% during the quarter and 7.6% compared to December 31, 2017.

•	Primary delinquent inventory of 32,898 loans at December 31, 2018 decreased 29.3% year-over-year from 46,556 loans at December 31, 2017.

–	Insurance written in 2008 and before accounted for approximately 16% of the December 31, 2018 primary risk in force but accounted for 67% of the new primary delinquent notices received in the quarter.

–
The percentage of primary loans that were delinquent at December 31, 2018 was 3.11%, compared to 4.55% at December 31, 2017, and 5.04% at December 31, 2016. The percentage of flow primary loans that were delinquent at December 31, 2018 was 2.47%, compared to 3.70% at December 31, 2017, and 4.05% at December 31, 2016.

•	Persistency, or the percentage of insurance remaining in force from one year prior, was 81.7% at December 31, 2018, compared with 80.1% at December 31, 2017.

•	The loss ratio for the fourth quarter of 2018 was 11.3%, compared to (0.6%) for the third quarter of 2018 and (13.1)% for the fourth quarter of 2017.

•
The underwriting expense ratio associated with our insurance operations for the fourth quarter of 2018 was 19.1%, compared to 17.6% for the third quarter of 2018 and 15.9% for the fourth quarter of 2017.

•	Net premium yield was 47.3 basis points in the fourth quarter of 2018, compared to 49.3 basis points for the third quarter of 2018 and 49.2 basis points for the fourth quarter of 2017.

•	MGIC paid a dividend of $60 million to our holding company during the fourth quarter of 2018.

•	Repurchased 6.8 million shares of common stock at an average cost per share of $11.06.

•	Book value per common share outstanding increased by 4.6% during the quarter to $10.08.

_______________
Patrick Sinks, CEO of MTG and Mortgage Guaranty Insurance Corporation ("MGIC") said, "I am pleased to report that 2018 produced strong financial results.  Specifically compared to 2017, our insurance in force increased more than 7%, persistency continued to increase, investment income increased, and we wrote nearly 3% more new insurance.  The credit performance for the new business written since 2008 remains outstanding, the legacy book continued to decrease in size and contribute fewer delinquencies, and we maintained a low expense ratio." Sinks continued, "In 2018 we repurchased more than 4% of our common stock outstanding, executed an insurance linked note transaction that reduces potential future earnings volatility from credit losses, decreased our debt ratios, received an A- rating from A.M. Best for the main operating subsidiaries, and increased dividends to our holding company to $220 million."

Investor Relations: Michael J. Zimmerman | (414) 347-6596 | mike_zimmerman@mgic.com

Sinks added, "As we enter 2019, we are well positioned in the marketplace to provide credit enhancement and low down payment solutions to lenders, GSEs and borrowers, now, and in the future.  We expect that our insurance in force will continue to increase as a result of strong annual persistency and new business writings. Further we anticipate that the number of new mortgage delinquency notices, claims paid and delinquency inventory will continue to decline. We will continue to focus on capital management activities and maintaining our low expense ratio."
_______________

Revenues

Total revenues for the fourth quarter of 2018 were $285.6 million, compared to $271.5 million in the fourth quarter last year. Net premiums written for the quarter were $248.0 million, compared to $259.5 million for the same period last year. Net premiums earned for the quarter were $245.7 million, compared to $237.4 million for the same period last year. The increase was primarily due to higher average insurance in force and a decrease in ceded premiums during the quarter, partially offset by the effect of lower premium rates. The ceded premiums decreased due to lower ceded losses, resulting in a higher profit commission. Investment income for the fourth quarter increased to $38.3 million, from $31.3 million for the same period last year, resulting from an increase in the consolidated investment portfolio as well as higher yields.

Losses and expenses

Losses incurred
Losses incurred in the fourth quarter of 2018 were $27.7 million, compared to $(31.0) million in the fourth quarter of 2017. During the fourth quarter of 2018 there was a $22 million reduction in losses incurred due to positive development on our primary loss reserves, before reinsurance, for previously received delinquent notices, compared to a reduction of $103 million in the fourth quarter of 2017.

Underwriting and other expenses
Net underwriting and other expenses were $50.0 million in the fourth quarter of 2018, compared to $43.8 million in the same period last year. The increase in expenses was due to higher compensation and other expenses.

Provision for income taxes
The effective income tax rate was 19.0% in the fourth quarter of 2018, compared to 88.9% in the fourth quarter of 2017. The decrease reflects the reduction to the statutory income tax rate and the remeasurement of our net deferred tax assets in the fourth quarter of 2017 due to the lower enacted statutory income tax rate.

Capital

•	As of December 31, 2018, total shareholders' equity was $3.6 billion and outstanding principal on borrowings was $837 million.

•
During 2018, we repurchased approximately 16.0 million shares of our common stock at an average cost per share of $10.95, for a total cost of approximately $175 million. Our authorized share repurchase program had approximately $25 million remaining as of December 31, 2018.

•	Preliminary Consolidated Risk-to-Capital was 9.8:1 as of December 31, 2018, compared to 10.5:1 as of December 31, 2017.

•	MGIC's PMIERs Available Assets totaled $4.8 billion, or $1.4 billion above its Minimum Required Assets as of December 31, 2018.

Other Balance Sheet and Liquidity Metrics

•	Total assets were $5.7 billion as of December 31, 2018, compared to $5.6 billion as of December 31, 2017, and $5.7 billion as of December 31, 2016.

•
The fair value of our investment portfolio, cash and cash equivalents was $5.3 billion as of December 31, 2018, compared to $5.1 billion as of December 31, 2017, and $4.8 billion as of December 31, 2016.

•	Investments, cash and cash equivalents at the holding company were $248 million as of December 31, 2018, compared to $261 million as of September 30, 2018, and $216 million as of December 31, 2017.

Conference Call and Webcast Details
MGIC Investment Corporation will hold a conference call today, January 17, 2019, at 10 a.m. ET to allow securities analysts and shareholders the opportunity to hear management discuss the company’s quarterly results. The conference call number is 1-866-834-4126. The call is being webcast and can be accessed at the company's website at http://mtg.mgic.com/. A replay of the webcast will be available on the company’s website through February 17, 2019 under “Newsroom.”
About MGIC
MGIC (www.mgic.com), the principal subsidiary of MGIC Investment Corporation, serves lenders throughout the United States, Puerto Rico, and other locations helping families achieve homeownership sooner by making affordable low-down-payment mortgages a reality. At December 31, 2018, MGIC had $209.7 billion of primary insurance in force covering over one million mortgages.

This press release, which includes certain additional statistical and other information, including non-GAAP financial information, and a supplement that contains various portfolio statistics are both available on the Company's website at https://mtg.mgic.com/ under “Newsroom.”

From time to time MGIC Investment Corporation releases important information via postings on its corporate website, and via postings on MGIC’s website for information related to underwriting and pricing, and intends to continue to do so in the future. Such postings include corrections of previous disclosures, and may be made without any other disclosure. Investors and other interested parties are encouraged to enroll to receive automatic email alerts and Really Simple Syndication (RSS) feeds regarding new postings. Enrollment information for MGIC Investment Corporation alerts can be found at https://mtg.mgic.com/shareholder-services/email-alerts. Enrollment information for MGIC alerts can be found https://www.mgic.com/ClearRates/index.html.
Safe Harbor Statement
Forward Looking Statements and Risk Factors:
Our actual results could be affected by the risk factors below. These risk factors should be reviewed in connection with this press release and our periodic reports to the Securities and Exchange Commission (“SEC”). These risk factors may also cause actual results to differ materially from the results contemplated by forward looking statements that we may make. Forward looking statements consist of statements which relate to matters other than historical fact, including matters that inherently refer to future events. Among others, statements that include words such as “believe,” “anticipate,” “will” or “expect,” or words of similar import, are forward looking statements. We are not undertaking any obligation to update any forward looking statements or other statements we may make even though these statements may be affected by events or circumstances occurring after the forward looking statements or other statements were made. No investor should rely on the fact that such statements are current at any time other than the time at which this press release was delivered for dissemination to the public.

In addition, the current period financial results included in this press release may be affected by additional information that arises prior to the filing of our Form 10-K for the year ended December 31, 2018.

While we communicate with security analysts from time to time, it is against our policy to disclose to them any material non-public information or other confidential information. Accordingly, investors should not assume that we agree with any statement or report issued by any analyst irrespective of the content of the statement or report, and such reports are not our responsibility.

Use of Non-GAAP financial measures
We believe that use of the Non-GAAP measures of adjusted pre-tax operating income (loss), adjusted net operating income (loss) and adjusted net operating income (loss) per diluted share facilitate the evaluation of the company's core financial performance thereby providing relevant information to investors. These measures are not recognized in accordance with accounting principles generally accepted in the United States of America (GAAP) and should not be viewed as alternatives to GAAP measures of performance.

Adjusted pre-tax operating income (loss) is defined as GAAP income (loss) before tax, excluding the effects of net realized investment gains (losses), gain (loss) on debt extinguishment, net impairment losses recognized in income (loss) and infrequent or unusual non-operating items where applicable.

Adjusted net operating income (loss) is defined as GAAP net income (loss) excluding the after-tax effects of net realized investment gains (losses), gain (loss) on debt extinguishment, net impairment losses recognized in income (loss), and infrequent or unusual non-operating items where applicable. The amounts of adjustments to components of pre-tax operating income (loss) are tax effected using a federal statutory tax rate of 21% in 2018 and 35% in 2017.

Adjusted net operating income (loss) per diluted share is calculated in a manner consistent with the accounting standard regarding earnings per share by dividing (i) adjusted net operating income (loss) after making adjustments for interest expense on convertible debt, whenever the impact is dilutive, by (ii) diluted weighted average common shares outstanding, which reflects share dilution from unvested restricted stock units and from convertible debt when dilutive under the "if-converted" method.

Although adjusted pre-tax operating income (loss) and adjusted net operating income (loss) exclude certain items that have occurred in the past and are expected to occur in the future, the excluded items represent items that are: (1) not viewed as part of the operating performance of our primary activities; or (2) impacted by both discretionary and other economic or regulatory factors and are not necessarily indicative of operating trends, or both. These adjustments, along with the reasons for their treatment, are described below. Trends in the profitability of our fundamental operating activities can be more clearly identified without the fluctuations of these adjustments. Other companies may calculate these measures differently. Therefore, their measures may not be comparable to those used by us.

(1)
Net realized investment gains (losses). The recognition of net realized investment gains or losses can vary significantly across periods as the timing of individual securities sales is highly discretionary and is influenced by such factors as market opportunities, our tax and capital profile, and overall market cycles.

(2)
Gains and losses on debt extinguishment. Gains and losses on debt extinguishment result from discretionary activities that are undertaken to enhance our capital position, improve our debt profile, and/or reduce potential dilution from our outstanding convertible debt.

(3)
Net impairment losses recognized in earnings. The recognition of net impairment losses on investments can vary significantly in both size and timing, depending on market credit cycles, individual issuer performance, and general economic conditions.

(4)
Infrequent or unusual non-operating items. Our income tax expense includes amounts related to our IRS dispute and is related to past transactions which are non-recurring in nature and are not part of our primary operating activities. Our income tax expense for 2017 reflects a reduction in our net deferred tax asset due to the rate decrease included in the tax reform enacted in the fourth quarter of 2017.

MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended December 31,		Year Ended December 31,
(In thousands, except per share data)	2018	2017	2018	2017

Net premiums written	$248,037	$259,523	$992,262	$997,955
Revenues
Net premiums earned	$245,665	$237,425	$975,162	$934,747
Net investment income	38,328	31,276	141,331	120,871
Net realized investment (losses) gains	(241)	458	(1,353)	231
Other revenue	1,881	2,343	8,708	10,205
Total revenues	285,633	271,502	1,123,848	1,066,054
Losses and expenses
Losses incurred, net	27,685	(30,996)	36,562	53,709
Underwriting and other expenses, net	49,983	43,786	190,143	170,749
Interest expense	13,256	13,256	52,993	57,035
Loss on debt extinguishment	—	—	—	65
Total losses and expenses	90,924	26,046	279,698	281,558
Income before tax	194,709	245,456	844,150	784,496
Provision for income taxes	36,963	218,142	174,053	428,735
Net income	$157,746	$27,314	$670,097	$355,761
Net income per diluted share	$0.43	$0.07	$1.78	$0.95

MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
EARNINGS PER SHARE (UNAUDITED)

	Three Months Ended December 31,		Year Ended December 31,
(In thousands, except per share data)	2018	2017	2018	2017
Net income	$157,746	$27,314	$670,097	$355,761
Interest expense, net of tax (1):
2% Convertible Senior Notes due 2020	—	—	—	907
5% Convertible Senior Notes due 2017	—	—	—	1,709
9% Convertible Junior Subordinated Debentures due 2063	4,566	—	18,264	15,027
Diluted net income available to common shareholders	$162,312	$27,314	$688,361	$373,404

Weighted average shares - basic	360,111	370,591	365,406	362,380
Effect of dilutive securities:
Unvested restricted stock units	1,937	1,871	1,644	1,493
2% Convertible Senior Notes due 2020	—	—	—	8,317
5% Convertible Senior Notes due 2017	—	—	—	3,548
9% Convertible Junior Subordinated Debentures due 2063	19,028	—	19,028	19,028
Weighted average shares - diluted	381,076	372,462	386,078	394,766
Net income per diluted share	$0.43	$0.07	$1.78	$0.95

(1)	Interest expense for the three months and year ended December 31, 2018 and 2017 has been tax effected at a rate of 21% and 35%, respectively.

NON-GAAP RECONCILIATIONS

Reconciliation of Income before tax / Net income to Adjusted pre-tax operating income / Adjusted net operating income
	Three Months Ended December 31,
	2018				2017
(In thousands, except per share amounts)	Pre-tax	Tax Effect	Net (after-tax)		Pre-tax	Tax Effect	Net (after-tax)
Income before tax / Net income	$194,709	$36,963	$157,746		$245,456	$218,142	$27,314
Adjustments:
Additional income tax (provision) related to the rate decrease included in the Tax Act	—	—	—		—	(132,999)	132,999
Additional income tax benefit (provision) related to IRS litigation	—	3,939	(3,939)		—	(637)	637
Net realized investment losses (gains)	241	51	190		(458)	(160)	(298)
Adjusted pre-tax operating income / Adjusted net operating income	$194,950	$40,953	$153,997		$244,998	$84,346	$160,652

Reconciliation of Net income per diluted share to Adjusted net operating income per diluted share
Weighted average shares - diluted			381,076				372,462

Net income per diluted share			$0.43				$0.07
Additional income tax provision related to the rate decrease included in the Tax Act			—				0.36
Additional income tax (benefit) provision related to IRS litigation			(0.01)				—
Net realized investment losses (gains)			—				—
Adjusted net operating income per diluted share			$0.42				$0.43

Reconciliation of Income before tax / Net income to Adjusted pre-tax operating income / Adjusted net operating income
	Year Ended December 31,
	2018				2017
(In thousands, except per share amounts)	Pre-tax	Tax Effect	Net (after-tax)		Pre-tax	Tax Effect	Net (after-tax)
Income before tax / Net income	$844,150	$174,053	$670,097		$784,496	$428,735	$355,761
Adjustments:
Additional income tax (provision) related to the rate decrease included in the Tax Act	—	—	—		—	(132,999)	132,999
Additional income tax benefit (provision) related to IRS litigation	—	2,462	(2,462)		—	(29,039)	29,039
Net realized investment losses (gains)	1,353	284	1,069		(231)	(81)	(150)
Loss on debt extinguishment	—	—	—		65	23	42
Adjusted pre-tax operating income / Adjusted net operating income	$845,503	$176,799	$668,704		$784,330	$266,639	$517,691

Reconciliation of Net income per diluted share to Adjusted net operating income per diluted share
Weighted average shares - diluted			386,078				394,766

Net income per diluted share			$1.78				$0.95
Additional income tax provision related to the rate decrease included in the Tax Act			—				0.34
Additional income tax (benefit) provision related to IRS litigation			(0.01)				0.07
Net realized investment losses (gains)			—				—
Loss on debt extinguishment			—				—
Adjusted net operating income per diluted share			$1.78	(1)			$1.36
(1) For the Year Ended December 31, 2018, the Reconciliation of Net income per diluted share to Adjusted net operating income per diluted share does not foot due to rounding of the adjustments.

MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	December 31,	December 31,	December 31,
(In thousands, except per share data)	2018	2017	2016
ASSETS
Investments (1)	$5,159,019	$4,990,561	$4,692,350
Cash and cash equivalents	151,892	99,851	155,410
Restricted cash and cash equivalents	3,146	—	—
Reinsurance recoverable on loss reserves (2)	33,328	48,474	50,493
Home office and equipment, net	51,734	44,936	36,088
Deferred insurance policy acquisition costs	17,888	18,841	17,759
Deferred income taxes, net	69,184	234,381	607,655
Other assets	191,611	182,455	174,774
Total assets	$5,677,802	$5,619,499	$5,734,529

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Loss reserves (2)	$674,019	$985,635	$1,438,813
Unearned premiums	409,985	392,934	329,737
Federal home loan bank advance	155,000	155,000	155,000
Senior notes	419,713	418,560	417,406
Convertible senior notes	—	—	349,461
Convertible junior debentures	256,872	256,872	256,872
Other liabilities	180,322	255,972	238,398
Total liabilities	2,095,911	2,464,973	3,185,687
Shareholders' equity	3,581,891	3,154,526	2,548,842
Total liabilities and shareholders' equity	$5,677,802	$5,619,499	$5,734,529
Book value per share (3)	$10.08	$8.51	$7.48

(1) Investments include net unrealized (losses) gains on securities	$(44,795)	$37,058	$(32,006)
(2) Loss reserves, net of reinsurance recoverable on loss reserves	$640,691	$937,161	$1,388,320
(3) Shares outstanding	355,371	370,567	340,663

MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
ADDITIONAL INFORMATION - NEW INSURANCE WRITTEN

	2018				2017	Year-to-date
	Q4	Q3	Q2	Q1	Q4	2018	2017
New primary insurance written (NIW) (billions)	$12.2	$14.5	$13.2	$10.6	$12.8	$50.5	$49.1

Monthly (including split premium plans) and annual premium plans	10.2	12.2	11.1	8.5	10.1	42.0	39.9
Single premium plans	2.0	2.3	2.1	2.1	2.7	8.5	9.2

Direct average premium rate (bps) on NIW
Monthly (1)	50.2	51.3	54.6	55.8	56.3	52.8	55.3
Singles	147.0	153.5	165.6	167.4	170.5	158.3	174.3

Product mix as a % of primary NIW
FICO < 680	8%	7%	6%	7%	8%	7%	7%
>95% LTVs	17%	17%	15%	13%	13%	16%	11%
>45% DTI	18%	20%	19%	20%	19%	19%	10%
Singles	16%	16%	16%	19%	21%	17%	19%
Refinances	6%	5%	6%	12%	13%	7%	11%

New primary risk written (billions)	$3.1	$3.7	$3.3	$2.6	$3.2	$12.7	$12.2

(1) Excludes loans with split and annual payments

MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
ADDITIONAL INFORMATION - INSURANCE IN FORCE and RISK IN FORCE

	2018				2017
	Q4	Q3	Q2	Q1	Q4
Primary Insurance In Force (IIF) (billions)	$209.7	$205.8	$200.7	$197.5	$194.9
Total # of loans	1,058,292	1,048,088	1,033,323	1,026,797	1,023,951
Flow # of loans	1,010,944	999,382	982,208	973,187	968,649

Average Loan Size of IIF (thousands)	$198.2	$196.4	$194.2	$192.3	$190.4
Flow only	$200.7	$198.9	$196.8	$195.0	$193.0

Annual Persistency	81.7%	81.0%	80.1%	80.2%	80.1%

Primary Risk In Force (RIF) (billions)	$54.1	$53.1	$51.7	$50.9	$50.3
By FICO (%)
FICO 760 & >	38%	38%	37%	37%	36%
FICO 740-759	16%	15%	15%	15%	15%
FICO 720-739	14%	14%	14%	14%	14%
FICO 700-719	11%	11%	11%	11%	11%
FICO 680-699	8%	9%	9%	9%	9%
FICO 660-679	5%	5%	5%	5%	5%
FICO 640-659	3%	3%	4%	3%	4%
FICO 639 & <	5%	5%	5%	6%	6%

Average Coverage Ratio (RIF/IIF)	25.8%	25.8%	25.8%	25.8%	25.8%

Direct Pool RIF (millions)
With aggregate loss limits	$228	$232	$233	$233	$236
Without aggregate loss limits	$191	$199	$210	$222	$235

Note: The FICO credit score for a loan with multiple borrowers is the lowest of the borrowers’ “decision FICO scores.” A borrower’s “decision FICO score” is determined as follows: if there are three FICO scores available, the middle FICO score is used; if two FICO scores are available, the lower of the two is used; if only one FICO score is available, it is used.

MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
ADDITIONAL INFORMATION - DEFAULT STATISTICS

	2018								2017
	Q4		Q3		Q2		Q1		Q4
Primary IIF - Delinquent Roll Forward - # of Loans
Beginning Delinquent Inventory	33,398		36,037		41,243		46,556		41,235
New Notices	14,097		13,569		12,159		14,623		22,916
Cures	(12,891)		(14,197)		(15,350)		(18,073)		(15,712)
Paids (including those charged to a deductible or captive)	(1,304)		(1,374)		(1,501)		(1,571)		(1,803)
Rescissions and denials	(67)		(56)		(76)		(68)		(80)
Items removed from inventory	(335)		(581)		(438)		(224)		—
Ending Delinquent Inventory	32,898		33,398		36,037		41,243		46,556

Primary IIF Delinquency Rate	3.11%		3.19%		3.49%		4.02%		4.55%
Primary claim received inventory included in ending delinquent inventory	809		766		827		819		954

Primary IIF - # of Delinquent Loans - Flow only	24,919		25,130		27,250		31,621		35,791
Primary IIF Delinquency Rate - Flow only	2.47%		2.52%		2.77%		3.25%		3.70%

Composition of Cures
Reported delinquent and cured intraquarter	4,081		3,938		3,447		5,530		5,520

Number of payments delinquent prior to cure
3 payments or less	5,623		5,671		7,204		8,285		6,324
4-11 payments	2,616		3,896		4,000		3,501		2,758
12 payments or more	571		692		699		757		1,110
Total Cures in Quarter	12,891		14,197		15,350		18,073		15,712

Composition of Paids
Number of payments delinquent at time of claim payment
3 payments or less	6		7		3		2		6
4-11 payments	125		140		147		184		181
12 payments or more	1,173		1,227		1,351		1,385		1,616
Total Paids in Quarter	1,304		1,374		1,501		1,571		1,803

Aging of Primary Delinquent Inventory
Consecutive months delinquent
3 months or less	9,829	30%	9,484	28%	8,554	24%	8,770	21%	17,119	37%
4-11 months	9,655	29%	9,564	29%	12,506	35%	16,429	40%	12,050	26%
12 months or more	13,414	41%	14,350	43%	14,977	41%	16,044	39%	17,387	37%

Number of payments delinquent
3 payments or less	15,519	47%	14,813	44%	14,178	39%	16,023	39%	21,678	46%
4-11 payments	8,842	27%	9,156	28%	11,429	32%	13,734	33%	12,446	27%
12 payments or more	8,537	26%	9,429	28%	10,430	29%	11,486	28%	12,432	27%

MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
ADDITIONAL INFORMATION - RESERVES and CLAIMS PAID

	2018								2017		Year-to-date
	Q4		Q3		Q2		Q1		Q4		2018		2017
Reserves (millions)
Primary Direct Loss Reserves	$660		$707		$799		$910		$971
Pool Direct loss reserves	13		13		13		14		14
Other Gross Reserves	1		1		1		—		1
Total Gross Loss Reserves	$674		$721		$813		$924		$986

Primary Average Direct Reserve Per Delinquency	$20,077		$21,184		$22,178	(1)	$22,060	(1)	$20,851	(1)

Net Paid Claims (millions) (3)	$75		$87		$91		$82		$91		$335		$505
Total primary (excluding settlements)	62		65		75		80		89		282		446
Rescission and NPL settlements	10		19		14		7		—		50		54
Pool	1		2		1		2		2		6		10
Reinsurance	(2)		(3)		(3)		(11)		(5)		(19)		(23)
Other	4		4		4		4		5		16		18
Reinsurance terminations (3)	—		—		(2)		—		—		(2)		—

Primary Average Claim Payment (thousands)	$48.0	(2)	$47.2	(2)	$50.2	(2)	$51.1	(2)	$49.2		$49.2	(2)	$48.5	(2)
Flow only	$41.6	(2)	$42.0	(2)	$45.2	(2)	$45.2	(2)	$45.1		$43.6	(2)	$44.8	(2)

(1) Excluding our estimate of delinquencies resulting from hurricane activity and their associated loss reserves, the average direct reserve per delinquency was approximately $24,000.

(2) Excludes amounts paid in settlement disputes for claims paying practices and/or commutations of non-performing loans.

(3) Net paid claims, as presented, does not include amounts received in conjunction with terminations or commutations of reinsurance agreements.

MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
ADDITIONAL INFORMATION - REINSURANCE, BULK STATISTICS and MI RATIOS

	2018					2017	Year-to-date
	Q4		Q3	Q2	Q1	Q4	2018	2017
Quota Share Reinsurance
% insurance inforce subject to reinsurance	77.5%		77.6%	78.2%	77.9%	78.2%
% NIW subject to reinsurance	75.5%		75.4%	75.9%	73.3%	77.0%	75.1%	84.2%
Ceded premiums written and earned (millions)	$28.6		$25.2	$21.4	$33.0	$32.3	$108.2	$121.0
Ceded losses incurred (millions)	$3.0		$(0.5)	$(3.7)	$7.8	$7.3	$6.6	$22.3
Ceding commissions (millions) (included in underwriting and other expenses)	$12.9		$13.0	$12.6	$12.6	$12.6	$51.1	$49.3
Profit commission (millions) (included in ceded premiums)	$36.0		$39.7	$41.8	$30.2	$30.6	$147.7	$125.6

Bulk Primary Insurance Statistics
Insurance in force (billions)	$6.8		$7.0	$7.4	$7.7	$8.0
Risk in force (billions)	$1.9		$2.0	$2.1	$2.2	$2.2
Average loan size (thousands)	$144.8		$145.4	$144.5	$143.8	$144.6
Number of delinquent loans	7,979		8,268	8,787	9,622	10,765
Delinquency rate	16.86%		16.98%	17.19%	17.95%	19.47%
Primary paid claims (millions)	$19		$18	$22	$24	$25	$83	$115
Average claim payment (thousands)	$73.2		$69.6	$67.7	$72.8	$64.4	$70.8	$63.7

Mortgage Guaranty Insurance Corporation - Risk to Capital	9.0:1	(1)	9.0:1	9.1:1	9.4:1	9.5:1
Combined Insurance Companies - Risk to Capital	9.8:1	(1)	9.8:1	10.0:1	10.3:1	10.5:1

GAAP loss ratio (insurance operations only)	11.3%		(0.6)%	(5.4)%	10.3%	(13.1)%	3.7%	5.7%
GAAP underwriting expense ratio (insurance operations only)	19.1%		17.6%	16.4%	19.5%	15.9%	18.2%	16.0%

(1) Preliminary

Risk Factors

As used below, “we,” “our” and “us” refer to MGIC Investment Corporation’s consolidated operations or to MGIC Investment Corporation, as the context requires; and “MGIC” refers to Mortgage Guaranty Insurance Corporation.
Our actual results could be affected by the risk factors below. These risk factors should be reviewed in connection with this press release and our periodic reports to the Securities and Exchange Commission (“SEC”). These risk factors may also cause actual results to differ materially from the results contemplated by forward looking statements that we may make, including forward looking statements in these risk factors. Forward looking statements consist of statements that relate to matters other than historical fact, including matters that inherently refer to future events. Among others, statements that include words such as “believe,” “anticipate,” “will” or “expect,” or words of similar import, are forward looking statements. We are not undertaking any obligation to update any forward looking statements or other statements we may make even though these statements may be affected by events or circumstances occurring after the forward looking statements or other statements were made. No investor should rely on the fact that such statements are current at any time other than the time at which this press release was delivered for dissemination to the public.
Competition or changes in our relationships with our customers could reduce our revenues, reduce our premium yields and / or increase our losses.
Our private mortgage insurance competitors include:

•	Arch Mortgage Insurance Company,

•	Essent Guaranty, Inc.,

•	Genworth Mortgage Insurance Corporation,

•	National Mortgage Insurance Corporation, and

•	Radian Guaranty Inc.
The private mortgage insurance industry is highly competitive and is expected to remain so. We believe that we currently compete with other private mortgage insurers based on premium rates, underwriting requirements, financial strength (including based on credit or financial strength ratings), customer relationships, name recognition, reputation, the strength of our management team and field organization, the ancillary products and services provided to lenders and the effective use of technology and innovation in the delivery and servicing of our mortgage insurance products.
Much of the competition in the industry in the last few years has centered on pricing practices which have included: (i) reductions in standard filed rates for borrower-paid mortgage insurance policies ("BPMI"); (ii) use by competitors of a spectrum of filed rates to allow for formulaic, risk-based pricing that may be adjusted more frequently within certain parameters (referred to as "loan level pricing systems"); and (iii) use of customized rates (discounted from standard rates) that are made available to lenders that meet certain criteria.
We monitor various competitive and economic factors while seeking to balance both profitability and market share considerations in developing our pricing strategies. We reduced certain of our rates in 2018, which will reduce our premium yield (net premiums earned divided by the average insurance in force) over time as older insurance policies with higher premium rates run off and new insurance policies with lower premium rates are written. Because the industry is currently experiencing relatively low levels of mortgage insurance losses and acceptable returns on new business, we expect price competition to remain strong.
In 2018, we continued to evolve our pricing from a standard rate card approach, where premium rates vary based on relatively few attributes, to a more granular approach, where more attributes are considered. In the first quarter of 2019 we introduced MiQ™, our loan level pricing system that establishes our premium rates based on more risk attributes than were considered in 2018. The widespread use of loan level pricing systems by the private mortgage industry will make it more difficult to compare our rates to those offered by our competitors. We may not be aware of industry changes until we observe that our volume of new insurance written ("NIW") has changed and our volume may fluctuate more as a result.
There can be no assurance that our premium rates adequately reflect the risk associated with the underlying mortgage insurance policies. For additional information, see our risk factors titled “The premiums we charge may not be adequate to compensate us for our liabilities for losses and as a result any inadequacy could materially affect our financial condition and results of operations" and "If our risk management programs are not effective in identifying, or adequate in controlling or mitigating, the risks we face, or if the models used in our businesses are inaccurate, it could have a material adverse impact on our business, results of operations and financial condition."
Our relationships with our customers, which may affect the amount of our new business written, could be adversely affected by a variety of factors, including if our premium rates are higher than those of our competitors, our underwriting requirements result in our declining to insure some of the loans originated by our customers, or our insurance policy rescissions and claim curtailments affect the customer. Regarding the concentration of our new business, our largest customer accounted for approximately 4% and 5% of our NIW in each of 2017 and 2018, respectively, and our top ten customers accounted for approximately 23% and 24% of our NIW, in each of 2017 and 2018, respectively.
Certain of our competitors have access to capital at a lower cost than we do (including, through off-shore reinsurance vehicles, which are also tax-advantaged). As a result, they may be better positioned to compete outside of traditional mortgage insurance, including by participating in alternative forms of credit enhancement pursued by Fannie Mae and Freddie Mac (the "GSEs") discussed in our risk factor titled "The amount of insurance we write could be adversely affected if lenders and investors select alternatives to private mortgage insurance." In addition, because of their tax advantages, all other things equal, certain competitors may be able to achieve higher after-tax rates of return on their NIW compared to us, which could allow them to leverage reduced premium rates to gain market share.
Substantially all of our insurance written since 2008 has been for loans purchased by the GSEs. The current private mortgage insurer eligibility requirements ("PMIERs") of the GSEs require a mortgage insurer to maintain a minimum amount of assets to support its insured risk, as discussed in our risk factor titled “We may not continue to meet the GSEs’ private mortgage insurer eligibility requirements and our returns may decrease as we are required to maintain more capital in order to maintain our eligibility.” The PMIERs do not require an insurer to maintain minimum financial strength ratings; however, our financial strength ratings can affect us in the following ways:

•
A downgrade in our financial strength ratings could result in increased scrutiny of our financial condition by the GSEs and/or our customers, potentially resulting in a decrease in the amount of our new insurance written.

•
Our ability to participate in the non-GSE mortgage market (which has been limited since 2008, but may grow in the future), could depend on our ability to maintain and improve our investment grade ratings for our mortgage insurance subsidiaries. We could be competitively disadvantaged with some market participants because the financial strength ratings of our insurance subsidiaries are lower than those of some competitors. MGIC's financial strength rating from Moody’s is Baa2 (with a stable outlook) , from Standard & Poor’s is BBB+ (with a stable outlook) and from A.M. Best is A- (with a stable outlook).

•
Financial strength ratings may also play a greater role if the GSEs no longer operate in their current capacities, for example, due to legislative or regulatory action. In addition, although the PMIERs do not require minimum financial strength ratings, the GSEs consider financial strength ratings to be important when using forms of credit enhancement other than traditional mortgage insurance, as discussed in our risk factor titled "The amount of insurance we write could be adversely affected if lenders and investors select alternatives to private mortgage insurance."

If we are unable to compete effectively in the current or any future markets as a result of the financial strength ratings assigned to our insurance subsidiaries, our future new insurance written could be negatively affected.
The amount of insurance we write could be adversely affected if lenders and investors select alternatives to private mortgage insurance.
Alternatives to private mortgage insurance include:

•	lenders using FHA, VA and other government mortgage insurance programs,

•	investors using risk mitigation and credit risk transfer techniques other than private mortgage insurance,

•	lenders and other investors holding mortgages in portfolio and self-insuring, and

•
lenders originating mortgages using piggyback structures to avoid private mortgage insurance, such as a first mortgage with an 80% loan-to-value ratio and a second mortgage with a 10%, 15% or 20% loan-to-value ratio (referred to as 80-10-10, 80-15-5 or 80-20 loans, respectively) rather than a first mortgage with a 90%, 95% or 100% loan-to-value ratio that has private mortgage insurance.

In 2018, Freddie Mac and Fannie Mae initiated programs with loan level mortgage default coverage provided by various (re)insurers that are not mortgage insurers governed by PMIERs, and that are not selected by the lenders. These programs offer premium rates that are generally below prevalent single premium lender paid mortgage insurance ("LPMI") rates. While we view these programs as competing with traditional private mortgage insurance, we have participated in them and may participate in future GSE or other programs.
The GSEs (and other investors) have also used other forms of credit enhancement that did not involve traditional private mortgage insurance, such as engaging in credit-linked note transactions executed in the capital markets, or using other forms of debt issuances or securitizations that transfer credit risk directly to other investors, including competitors and an affiliate of MGIC; using other risk mitigation techniques in conjunction with reduced levels of private mortgage insurance coverage; or accepting credit risk without credit enhancement.
The FHA's share of the low down payment residential mortgages that were subject to FHA, VA, USDA or primary private mortgage insurance was 30.0% in the first nine months of 2018, 33.9% in 2017 and 34.2% in 2016 (these figures exclude FHA's home equity conversion mortgages, or HECMs). In the past ten years, the FHA’s share has been as low as 30.0% in 2018 and as high as 66.8% in 2009. Factors that influence the FHA’s market share include relative rates and fees, underwriting guidelines and loan limits of the FHA, VA, private mortgage insurers and the GSEs; lenders' perceptions of legal risks under FHA versus GSE programs; flexibility for the FHA to establish new products as a result of federal legislation and programs; returns expected to be obtained by lenders for Ginnie Mae securitization of FHA-insured loans compared to those obtained from selling loans to the GSEs for securitization; and differences in policy terms, such as the ability of a borrower to cancel insurance coverage under certain circumstances. We cannot predict how the factors that affect the FHA’s share of new insurance written will change in the future.
The VA's share of the low down payment residential mortgages that were subject to FHA, VA, USDA or primary private mortgage insurance was 24.9% in the first nine months of 2018, 24.7% in 2017 and 27.2% in 2016. In the past ten years, the VA’s share has been as low as 14.3% in 2009 and as high as 27.2% in 2016. We believe that the VA’s market share has generally been increasing because of an increase in the number of borrowers that are eligible for the VA’s program, which offers 100% loan-to-value ratio ("LTV") loans and charges a one-time funding fee that can be included in the loan amount, and because eligible borrowers have opted to use the VA program when refinancing their mortgages.
Changes in the business practices of the GSEs, federal legislation that changes their charters or a restructuring of the GSEs could reduce our revenues or increase our losses.
The GSEs’ charters generally require credit enhancement for a low down payment mortgage loan (a loan amount that exceeds 80% of a home’s value) in order for such loan to be eligible for purchase by the GSEs. Lenders generally have used private mortgage insurance to satisfy this credit enhancement requirement. (For information about GSE programs initiated in 2018 that provide loan level default coverage by various (re)insurers (which may include affiliates of private mortgage insurers), see our risk factor titled "The amount of insurance we write could be adversely affected if lenders and investors select alternatives to private mortgage insurance.") Because low down payment mortgages purchased by the GSEs have generally been insured with private mortgage insurance, the business practices of the GSEs greatly impact our business and include:

•
private mortgage insurer eligibility requirements of the GSEs, the financial requirements of which are discussed in our risk factor titled “We may not continue to meet the GSEs’ private mortgage insurer eligibility requirements and our returns may decrease as we are required to maintain more capital in order to maintain our eligibility,”

•
the capital and collateral requirements for participants in the GSEs' alternative forms of credit enhancement discussed in our risk factor titled "The amount of insurance we write could be adversely affected if lenders and investors select alternatives to private mortgage insurance,"

•
the level of private mortgage insurance coverage, subject to the limitations of the GSEs’ charters, when private mortgage insurance is used as the required credit enhancement on low down payment mortgages,

•	the amount of loan level price adjustments and guaranty fees (which result in higher costs to borrowers) that the GSEs assess on loans that require private mortgage insurance,

•	whether the GSEs influence the mortgage lender’s selection of the mortgage insurer providing coverage,

•
the underwriting standards that determine which loans are eligible for purchase by the GSEs, which can affect the quality of the risk insured by the mortgage insurer and the availability of mortgage loans,

•	the terms on which mortgage insurance coverage can be canceled before reaching the cancellation thresholds established by law,

•	the programs established by the GSEs intended to avoid or mitigate loss on insured mortgages and the circumstances in which mortgage servicers must implement such programs,

•	the terms that the GSEs require to be included in mortgage insurance policies for loans that they purchase, including limitations on the rescission rights of mortgage insurers,

•	the extent to which the GSEs intervene in mortgage insurers’ claims paying practices, rescission practices or rescission settlement practices with lenders, and

•	the maximum loan limits of the GSEs compared to those of the FHA and other investors.
The Federal Housing Finance Agency (“FHFA”) has been the conservator of the GSEs since 2008 and has the authority to control and direct their operations. The increased role that the federal government has assumed in the residential housing finance system through the GSE conservatorship may increase the likelihood that the business practices of the GSEs change, including through administrative action, in ways that have a material adverse effect on us and that the charters of the GSEs are changed by new federal legislation. In the past, members of Congress have introduced several bills intended to change the business practices of the GSEs and the FHA; however, no legislation has been enacted.
The Administration issued a June 2018 report indicating that the conservatorship of the GSEs should end and that the GSEs should transition to fully private entities, competing on a level playing field with private issuers of mortgage-backed securities ("MBS") (such issuers, collectively with the GSEs, referred to in the report as the "guarantors"). The report further indicated that a federal entity should regulate the guarantors, including their capital adequacy, and that guarantors should have access to an explicit federal guarantee on the MBS that is exposed only after substantial losses are incurred by the private market, including the guarantors. The report also indicated that a fee on the outstanding volume of MBS would be transferred to the Department of Housing and Urban Development (of which the FHA is a part) to be used for affordable housing purposes. As a result of the matters referred to above, it is uncertain what role the GSEs, FHA and private capital, including private mortgage insurance, will play in the residential housing finance system in the future. The timing and impact on our business of any resulting changes is uncertain. Most meaningful changes would require Congressional action to implement and it is difficult to estimate when Congressional action would be final and how long any associated phase-in period may last.
We may not continue to meet the GSEs’ private mortgage insurer eligibility requirements and our returns may decrease as we are required to maintain more capital in order to maintain our eligibility.
We must comply with the PMIERs to be eligible to insure loans delivered to or purchased by the GSEs. The PMIERs include financial requirements, as well as business, quality control and certain transaction approval requirements. The financial requirements of the PMIERs require a mortgage insurer’s “Available Assets” (generally only the most liquid assets of an insurer) to equal or exceed its “Minimum Required Assets” (which are based on an insurer’s book of insurance in force and are calculated from tables of factors with several risk dimensions and are subject to a floor amount).

Based on our interpretation of the PMIERs, as of December 31, 2018, MGIC’s Available Assets totaled $4.8 billion, or $1.4 billion in excess of its Minimum Required Assets. MGIC is in compliance with the PMIERs and eligible to insure loans purchased by the GSEs. Revised PMIERs were published in September 2018 and will become effective March 31, 2019. If the revised PMIERs had been effective as of December 31, 2018, we estimate that MGIC’s pro forma excess of Available Assets over Minimum Required Assets would have been approximately $1 billion. The decrease in the pro forma excess from the reported excess of $1.4 billion is primarily due to the elimination of any credit for future premiums that had previously been allowed for certain insurance policies.
In calculating our "Minimum Required Assets," we are allowed full credit for the risk ceded under our quota share reinsurance transactions with unaffiliated reinsurers and expect to be allowed full credit for our excess-of-loss reinsurance transaction entered into on October 30, 2018, discussed in our risk factor titled "The mix of business we write affects our Minimum Required Assets under the PMIERs, our premium yields and the likelihood of losses occurring." Our reinsurance transactions will be reviewed under the PMIERs at least annually and there is a risk we will not receive full credit in future periods for the risk ceded under them. If MGIC is not allowed certain levels of credit under the PMIERs, under certain circumstances, MGIC may terminate the reinsurance transactions, without penalty.
If MGIC ceases to be eligible to insure loans purchased by one or both of the GSEs, it would significantly reduce the volume of our new business writings. Factors that may negatively impact MGIC’s ability to continue to comply with the financial requirements of the PMIERs include the following:

•
The GSEs may amend the PMIERs at any time and may make the PMIERs more onerous in the future. In June 2018, the FHFA issued a proposed rule on regulatory capital requirements for the GSEs ("Enterprise Capital Requirements"), which included a framework for determining the capital relief allowed to the GSEs for loans with private mortgage insurance. The GSEs have indicated that there may be potential future implications for PMIERs based upon feedback the FHFA receives on its proposed rule on Enterprise Capital Requirements (public comments were due by November 16, 2018). In addition, the PMIERs provide that the factors that determine Minimum Required Assets will be updated every two years and may be updated more frequently to reflect changes in macroeconomic conditions or loan performance. The GSEs have indicated that they will generally provide notice 180 days prior to the effective date of such updates.

•
Our future operating results may be negatively impacted by the matters discussed in the rest of these risk factors. Such matters could decrease our revenues, increase our losses or require the use of assets, thereby creating a shortfall in Available Assets.

•
Should capital be needed by MGIC in the future, capital contributions from our holding company may not be available due to competing demands on holding company resources, including for repayment of debt.

While on an overall basis, the amount of Available Assets MGIC must hold in order to continue to insure GSE loans is greater under the PMIERs than what state regulation currently requires, our reinsurance transactions mitigate the negative effect of the PMIERs on our returns. However, reinsurance may not always be available to us or available on similar terms, it subjects us to counterparty credit risk and the GSEs may change the credit they allow under the PMIERs for risk ceded under our reinsurance transactions.
We are involved in legal proceedings and are subject to the risk of additional legal proceedings in the future.
Before paying an insurance claim, we review the loan and servicing files to determine the appropriateness of the claim amount. When reviewing the files, we may determine that we have the right to rescind coverage on the loan. In our SEC reports, we refer to insurance rescissions and denials of claims collectively as “rescissions” and variations of that term. In addition, our insurance policies generally provide that we can reduce or deny a claim if the servicer did not comply with its obligations under our insurance policy. We call such reduction of claims “curtailments.” In recent quarters, an immaterial percentage of claims received in a quarter have been resolved by rescissions. In 2017 and 2018, curtailments reduced our average claim paid by approximately 5.6% and 5.8%, respectively.
Our loss reserving methodology incorporates our estimates of future rescissions, curtailments, and reversals of rescissions and curtailments. A variance between ultimate actual rescission, curtailment and reversal rates and our estimates, as a result of the outcome of litigation, settlements or other factors, could materially affect our losses.

When the insured disputes our right to rescind coverage or curtail claims, we generally engage in discussions in an attempt to settle the dispute. If we are unable to reach a settlement, the outcome of a dispute ultimately may be determined by legal proceedings.
Under ASC 450-20, until a liability associated with settlement discussions or legal proceedings becomes probable and can be reasonably estimated, we consider our claim payment or rescission resolved for financial reporting purposes and do not accrue an estimated loss. Where we have determined that a loss is probable and can be reasonably estimated, we have recorded our best estimate of our probable loss.
In addition to matters for which we have recorded a probable loss, we are involved in other discussions and/or proceedings with insureds with respect to our claims paying practices. Although it is reasonably possible that when these matters are resolved we will not prevail in all cases, we are unable to make a reasonable estimate or range of estimates of the potential liability. We estimate the maximum exposure associated with matters where a loss is reasonably possible to be approximately $279 million. This estimate of maximum exposure is based upon currently available information and is subject to significant judgment, numerous assumptions and known and unknown uncertainties. The matters underlying the estimate of maximum exposure will change from time to time. This estimate of our maximum exposure does not include interest or consequential or exemplary damages.
Mortgage insurers, including MGIC, have been involved in litigation and regulatory actions related to alleged violations of the anti-referral fee provisions of the Real Estate Settlement Procedures Act, which is commonly known as RESPA, and the notice provisions of the Fair Credit Reporting Act, which is commonly known as FCRA. While these proceedings in the aggregate have not resulted in material liability for MGIC, there can be no assurance that the outcome of future proceedings, if any, under these laws would not have a material adverse effect on us. In addition, various regulators, including the CFPB, state insurance commissioners and state attorneys general may bring other actions seeking various forms of relief in connection with alleged violations of RESPA. The insurance law provisions of many states prohibit paying for the referral of insurance business and provide various mechanisms to enforce this prohibition. While we believe our practices are in conformity with applicable laws and regulations, it is not possible to predict the eventual scope, duration or outcome of any such reviews or investigations nor is it possible to predict their effect on us or the mortgage insurance industry.
In addition to the matters described above, we are involved in other legal proceedings in the ordinary course of business. In our opinion, based on the facts known at this time, the ultimate resolution of these ordinary course legal proceedings will not have a material adverse effect on our financial position or results of operations.
We are subject to comprehensive regulation and other requirements, which we may fail to satisfy.
We are subject to comprehensive, detailed regulation by state insurance departments. These regulations are principally designed for the protection of our insured policyholders, rather than for the benefit of investors. Although their scope varies, state insurance laws generally grant broad supervisory powers to agencies or officials to examine insurance companies and enforce rules or exercise discretion affecting almost every significant aspect of the insurance business. State insurance regulatory authorities could take actions, including changes in capital requirements, that could have a material adverse effect on us. For more information about state capital requirements, see our risk factor titled “State capital requirements may prevent us from continuing to write new insurance on an uninterrupted basis.” To the extent that we are construed to make independent credit decisions in connection with our contract underwriting activities, we also could be subject to increased regulatory requirements under the Equal Credit Opportunity Act, commonly known as ECOA, FCRA, and other laws. For more details about the various ways in which our subsidiaries are regulated, see “Regulation” in Item 1 of our Annual Report on Form 10-K filed with the SEC on February 23, 2018. In addition to regulation by state insurance regulators, the CFPB may issue additional rules or regulations, which may materially affect our business.
In December 2013, the U.S. Treasury Department’s Federal Insurance Office released a report that calls for federal standards and oversight for mortgage insurers to be developed and implemented. It is uncertain if and when the standards and oversight will become effective and what form they will take.

If our risk management programs are not effective in identifying, or adequate in controlling or mitigating, the risks we face, or if the models used in our businesses are inaccurate, it could have a material adverse impact on our business, results of operations and financial condition.
Our enterprise risk management program, described in "Business - Our Products and Services - Risk Management" in Item 1 of our Annual Report on Form 10-K filed with the SEC on February 23, 2018, may not be effective in identifying, or adequate in controlling or mitigating, the risks we face in our business.
We employ proprietary and third party models to project returns, price products (including through our new loan level pricing system), calculate reserves, generate projections used to estimate future pre-tax income and to evaluate loss recognition testing, evaluate risk, determine internal capital requirements, perform stress testing, and for other uses. These models rely on estimates and projections that are inherently uncertain and may not operate as intended. In addition, from time to time we seek to improve certain models, and the conversion process may result in material changes to assumptions, including those about returns and financial results. The models we employ are complex, which increases our risk of error in their design, implementation or use. Also, the associated input data, assumptions and calculations may not be correct, and the controls we have in place to mitigate that risk may not be effective in all cases. The risks related to our models may increase when we change assumptions and/or methodologies, or when we add or change modeling platforms. We have enhanced, and we intend to continue to enhance, our modeling capabilities. Moreover, we may use information we receive through enhancements to refine or otherwise change existing assumptions and/or methodologies.
Because we establish loss reserves only upon a loan delinquency rather than based on estimates of our ultimate losses on risk in force, losses may have a disproportionate adverse effect on our earnings in certain periods.
In accordance with accounting principles generally accepted in the United States, commonly referred to as GAAP, we establish reserves for insurance losses and loss adjustment expenses only when notices of default on insured mortgage loans are received and for loans we estimate are in default but for which notices of default have not yet been reported to us by the servicers (this is often referred to as “IBNR”). Because our reserving method does not take account of losses that could occur from loans that are not delinquent, such losses are not reflected in our financial statements, except in the case where a premium deficiency exists. As a result, future losses on loans that are not currently delinquent may have a material impact on future results as such losses emerge.
Because loss reserve estimates are subject to uncertainties, paid claims may be substantially different than our loss reserves.
When we establish reserves, we estimate the ultimate loss on delinquent loans using estimated claim rates and claim amounts. The estimated claim rates and claim amounts represent our best estimates of what we will actually pay on the loans in default as of the reserve date and incorporate anticipated mitigation from rescissions and curtailments. The establishment of loss reserves is subject to inherent uncertainty and requires judgment by management. The actual amount of the claim payments may be substantially different than our loss reserve estimates. Our estimates could be affected by several factors, including a change in regional or national economic conditions, and a change in the length of time loans are delinquent before claims are received. The change in conditions may include changes in unemployment, affecting borrowers’ income and thus their ability to make mortgage payments, and changes in home prices, which may affect borrower willingness to continue to make mortgage payments when the value of the home is below the mortgage balance. Changes to our estimates could have a material impact on our future results, even in a stable economic environment. In addition, historically, losses incurred have followed a seasonal trend in which the second half of the year has weaker credit performance than the first half, with higher new default notice activity and a lower cure rate.
We rely on our management team and our business could be harmed if we are unable to retain qualified personnel or successfully develop and/or recruit their replacements.
Our success depends, in part, on the skills, working relationships and continued services of our management team and other key personnel. The unexpected departure of key personnel could adversely affect the conduct of our business. In such event, we would be required to obtain other personnel to manage and operate our business. In addition, we will be required to replace the knowledge and expertise of our aging workforce as our workers retire. In either case, there can be no assurance that we would be able to develop or recruit suitable replacements for the departing individuals; that replacements could be hired, if necessary, on terms that are favorable to us; or that we can successfully transition such replacements in a timely manner. We currently have not entered into any employment agreements with our officers or key personnel. Volatility or lack of performance in our stock price may affect our ability to retain our key personnel or attract replacements should key personnel depart. Without a properly skilled and experienced workforce, our costs, including productivity costs and costs to replace employees may increase, and this could negatively impact our earnings.
If the volume of low down payment home mortgage originations declines, the amount of insurance that we write could decline.
The factors that may affect the volume of low down payment mortgage originations include:

•	restrictions on mortgage credit due to more stringent underwriting standards, liquidity issues or risk-retention and/or capital requirements affecting lenders,

•	the level of home mortgage interest rates,

•	the health of the domestic economy as well as conditions in regional and local economies and the level of consumer confidence,

•	housing affordability,

•	new and existing housing availability,

•	the rate of household formation, which is influenced, in part, by population and immigration trends,

•	the rate of home price appreciation, which in times of heavy refinancing can affect whether refinanced loans have loan-to-value ratios that require private mortgage insurance, and

•	government housing policy encouraging loans to first-time homebuyers.
A decline in the volume of low down payment home mortgage originations could decrease demand for mortgage insurance and decrease our new insurance written. For other factors that could decrease the demand for mortgage insurance, see our risk factor titled “The amount of insurance we write could be adversely affected if lenders and investors select alternatives to private mortgage insurance.”
State capital requirements may prevent us from continuing to write new insurance on an uninterrupted basis.
The insurance laws of 16 jurisdictions, including Wisconsin, MGIC's domiciliary state, require a mortgage insurer to maintain a minimum amount of statutory capital relative to its risk in force (or a similar measure) in order for the mortgage insurer to continue to write new business. We refer to these requirements as the “State Capital Requirements.” While they vary among jurisdictions, the most common State Capital Requirements allow for a maximum risk-to-capital ratio of 25 to 1. A risk-to-capital ratio will increase if (i) the percentage decrease in capital exceeds the percentage decrease in insured risk, or (ii) the percentage increase in capital is less than the percentage increase in insured risk. Wisconsin does not regulate capital by using a risk-to-capital measure but instead requires a minimum policyholder position (“MPP”). The “policyholder position” of a mortgage insurer is its net worth or surplus, contingency reserve and a portion of the reserves for unearned premiums.
At December 31, 2018, MGIC’s risk-to-capital ratio was 9.0 to 1, below the maximum allowed by the jurisdictions with State Capital Requirements, and its policyholder position was $2.6 billion above the required MPP of $1.3 billion. Our risk-to-capital ratio and MPP reflect full credit for the risk ceded under our quota share reinsurance transactions with unaffiliated reinsurers. It is possible that under the revised State Capital Requirements discussed below, MGIC will not be allowed full credit for the risk ceded under such transactions. If MGIC is not allowed an agreed level of credit under the State Capital Requirements, MGIC may terminate the reinsurance transactions, without penalty. At this time, we expect MGIC to continue to comply with the current State Capital Requirements; however, you should read the rest of these risk factors for information about matters that could negatively affect such compliance.
At December 31, 2018, the risk-to-capital ratio of our combined insurance operations (which includes a reinsurance affiliate) was 9.8 to 1. Reinsurance transactions with our affiliate permit MGIC to write insurance with a higher coverage percentage than it could on its own under certain state-specific requirements.

The NAIC plans to revise the minimum capital and surplus requirements for mortgage insurers that are provided for in its Mortgage Guaranty Insurance Model Act. In May 2016, a working group of state regulators released an exposure draft of a risk-based capital framework to establish capital requirements for mortgage insurers, although no date has been established by which the NAIC must propose revisions to the capital requirements and certain items have not yet been completely addressed by the framework, including the treatment of ceded risk, minimum capital floors, and action level triggers. Currently we believe that the PMIERs contain more restrictive capital requirements than the draft Mortgage Guaranty Insurance Model Act in most circumstances.
While MGIC currently meets, and expects to continue to meet, the State Capital Requirements of Wisconsin and all other jurisdictions, it could be prevented from writing new business in the future in all jurisdictions if it fails to meet the State Capital Requirements of Wisconsin, or it could be prevented from writing new business in a particular jurisdiction if it fails to meet the State Capital Requirements of that jurisdiction, and in each case MGIC does not obtain a waiver of such requirements. It is possible that regulatory action by one or more jurisdictions, including those that do not have specific State Capital Requirements, may prevent MGIC from continuing to write new insurance in such jurisdictions. If we are unable to write business in a particular jurisdiction, lenders may be unwilling to procure insurance from us anywhere. In addition, a lender’s assessment of the future ability of our insurance operations to meet the State Capital Requirements or the PMIERs may affect its willingness to procure insurance from us. In this regard, see our risk factor titled “Competition or changes in our relationships with our customers could reduce our revenues, reduce our premium yields and/or increase our losses.” A possible future failure by MGIC to meet the State Capital Requirements or the PMIERs will not necessarily mean that MGIC lacks sufficient resources to pay claims on its insurance liabilities. While we believe MGIC has sufficient claims paying resources to meet its claim obligations on its insurance in force on a timely basis, you should read the rest of these risk factors for information about matters that could negatively affect MGIC’s claims paying resources.
Downturns in the domestic economy or declines in the value of borrowers’ homes from their value at the time their loans closed may result in more homeowners defaulting and our losses increasing, with a corresponding decrease in our returns.
Losses result from events that reduce a borrower’s ability or willingness to continue to make mortgage payments, such as unemployment, health issues, family status, and whether the home of a borrower who defaults on his mortgage can be sold for an amount that will cover unpaid principal and interest and the expenses of the sale. In general, favorable economic conditions reduce the likelihood that borrowers will lack sufficient income to pay their mortgages and also favorably affect the value of homes, thereby reducing and in some cases even eliminating a loss from a mortgage default. A deterioration in economic conditions, including an increase in unemployment, generally increases the likelihood that borrowers will not have sufficient income to pay their mortgages and can also adversely affect home prices, which in turn can influence the willingness of borrowers with sufficient resources to make mortgage payments to do so when the mortgage balance exceeds the value of the home. Home prices may decline even absent a deterioration in economic conditions due to declines in demand for homes, which in turn may result from changes in buyers’ perceptions of the potential for future appreciation, restrictions on and the cost of mortgage credit due to more stringent underwriting standards, higher interest rates generally, changes to the deductibility of mortgage interest or mortgage insurance premiums for income tax purposes, decreases in the rate of household formations, or other factors. Changes in home prices and unemployment levels are inherently difficult to forecast given the uncertainty in the current market environment, including uncertainty about the effect of actions the federal government has taken and may take with respect to tax policies, mortgage finance programs and policies, and housing finance reform.
The mix of business we write affects our Minimum Required Assets under the PMIERs, our premium yields and the likelihood of losses occurring.
The Minimum Required Assets under the PMIERs are, in part, a function of the direct risk-in-force and the risk profile of the loans we insure, considering loan-to-value ratio, credit score, vintage, Home Affordable Refinance Program ("HARP") status and delinquency status; and whether the loans were insured under lender-paid mortgage insurance policies or other policies that are not subject to automatic termination consistent with the Homeowners Protection Act requirements for borrower paid mortgage insurance. Therefore, if our direct risk-in-force increases through increases in new insurance written, or if our mix of business changes to include loans with higher loan-to-value ratios or lower FICO scores, for example, or if we insure a higher percentage of loans under lender-paid mortgage insurance policies, all other things equal, we will be required to hold more Available Assets in order to maintain GSE eligibility.

The minimum capital required by the risk-based capital framework contained in the exposure draft released by the NAIC in May 2016 would be, in part, a function of certain loan and economic factors, including property location, loan-to-value ratio and credit score; general underwriting quality in the market at the time of loan origination; the age of the loan; and the premium rate we charge. Depending on the provisions of the capital requirements when they are released in final form and become effective, our mix of business may affect the minimum capital we are required to hold under the new framework.
The percentage of our NIW from all single-premium policies (LPMI and BPMI, combined) has ranged from approximately 10% in 2013 to 19% in 2017 and was 17% in 2018. Depending on the actual life of a single premium policy and its premium rate relative to that of a monthly premium policy, a single premium policy may generate more or less premium than a monthly premium policy over its life.
We have in place quota share reinsurance ("QSR") transactions with unaffiliated reinsurers that cover most of our insurance written from 2013 through 2018, and a portion of our insurance written prior to 2013. Although the transactions reduce our premiums, they have a lesser impact on our overall results, as losses ceded under the transactions reduce our losses incurred and the ceding commissions we receive reduce our underwriting expenses. The blended pre-tax cost of reinsurance under our different transactions is less than 6% (but will decrease if losses are materially higher than we expect). This blended pre-tax cost is derived by dividing the reduction in our pre-tax income on loans covered by reinsurance by our direct (that is, without reinsurance) premiums from such loans. Although the pre-tax cost of the reinsurance under each transaction is generally constant, the effect of the reinsurance on the various components of pre-tax income will vary from period to period, depending on the level of ceded losses. We expect that in the first quarter of 2019, we will enter into an agreement covering most of our new insurance written in 2019, on terms no less favorable than our existing transactions.
On October 30, 2018, MGIC entered into a reinsurance agreement that provides for up to $318.6 million of aggregate excess-of-loss reinsurance coverage for a portion of the risk associated with certain mortgage insurance policies having an insurance coverage in force date on or after July 1, 2016 and before January 1, 2018. For the reinsurance coverage period, MGIC will retain the first layer of $168.7 million of aggregate losses, and the reinsurer will provide second layer coverage up to the outstanding reinsurance coverage amount. The reinsurance premiums ceded under this reinsurance agreement reduced our net premiums by $2.8 million in the fourth quarter of 2018.
In addition to the effect of reinsurance on our premiums, we expect a decline in our premium yield resulting from the premium rates themselves. An increasing percentage of our insurance in force is from book years with lower premium rates because premium rates have trended lower in recent periods and are expected to continue to trend lower into 2019.
The circumstances in which we are entitled to rescind coverage have narrowed for insurance we have written in recent years. During the second quarter of 2012, we began writing a portion of our new insurance under an endorsement to our then existing master policy (the “Gold Cert Endorsement”), which limited our ability to rescind coverage compared to that master policy. To comply with requirements of the GSEs, we introduced our current master policy in 2014. Our rescission rights under our current master policy are comparable to those under our previous master policy, as modified by the Gold Cert Endorsement. As of December 31, 2018, approximately 82% of our flow, primary insurance in force was written under our Gold Cert Endorsement or our current master policy. The revised PMIERs, which become effective March 31, 2019, include rescission relief principles that were provided as guidance to be used when drafting our new master policy. The principles will, among other things, further limit the circumstances under which we may rescind coverage, potentially resulting in higher losses than would be the case under our existing master policies. We expect a new version of our master policy, incorporating these rescission relief principles, to be effective for business written beginning in the third or fourth quarter of 2019, subject to state statutory approvals.
From time to time, in response to market conditions, we change the types of loans that we insure and the requirements under which we insure them. We also change our underwriting guidelines, in part through aligning some of them with Fannie Mae and Freddie Mac for loans that receive and are processed in accordance with certain approval recommendations from a GSE automated underwriting system. We also make exceptions to our underwriting requirements on a loan-by-loan basis and for certain customer programs. As a result of changes to our underwriting guidelines and requirements (including those related to debt to income ("DTI") ratios, credit scores, and the manner in which income levels and property values are determined) and other factors, our business written beginning in the second half of 2013 is expected to have a somewhat higher claim incidence than business written in 2009 through the first half of 2013, but materially below that on business written in 2005-2008. However, we believe this business presents an acceptable level of risk. Our underwriting requirements are available on our website at http://www.mgic.com/underwriting/index.html.
Even when home prices are stable or rising, mortgages with certain characteristics have higher probabilities of claims. These characteristics include higher LTV ratios, lower FICO scores, limited underwriting, including limited borrower documentation, or higher DTI ratios, as well as loans having combinations of higher risk factors. As of December 31, 2018, mortgages with these characteristics in our primary risk in force included mortgages with LTV ratios greater than 95% (14.8%), loans with borrowers having FICO scores below 620 (2.3%), mortgages with borrowers having FICO scores of 620-679 (10.3%), mortgages with limited underwriting, including limited borrower documentation (2.2%), and mortgages with borrowers having DTI ratios greater than 45% (or where no ratio is available) (14.3%), each attribute as determined at the time of loan origination. An individual loan may have more than one of these attributes.
Beginning in 2017, the percentage of NIW that we have written on mortgages with LTV ratios greater than 95% and mortgages with DTI ratios greater than 45% has increased. In 2018, we started considering DTI ratios when setting our rates, and we changed our methodology for calculating DTI ratios for pricing and eligibility purposes to exclude the impact of mortgage insurance premiums. As a result of this change, we expect to insure certain loans that would not have previously met our guidelines and to offer premium rates for certain loans lower than would have been offered under our previous methodology.
Until our loan level pricing system (discussed in our risk factor titled "Competition or changes in our relationships with our customers could reduce our revenues, reduce our premium yields and / or increase our losses") is more broadly adopted by customers, we will be unable to adjust our rates as quickly as those competitors using loan level pricing systems for the majority of their business. During that time, there is an increased risk that we are adversely selected by lenders to insure certain loans, which may result in an increase in the credit risk we bear and/or a decrease in the volume of loans we insure.
As of December 31, 2018, approximately 1% of our primary risk in force consisted of adjustable rate mortgages which allow for adjustment of the initial interest rate during the five years after the mortgage closing (“ARMs”). We classify as fixed rate loans adjustable rate mortgages with an initial interest rate that is fixed during the five years after the mortgage closing and loans with temporary interest rate adjustments during the initial five years, commonly referred to as "buydowns," that convert to a fixed rate for the duration of the loan term. If interest rates should rise between the time of origination of such loans and when their interest rates may be reset, claim rates on such loans may be substantially higher than for loans without variable interest rate features. In addition, prior to 2011, we insured “interest-only” loans, which may also be ARMs, and loans with negative amortization features, such as pay option ARMs. We believe claim rates on these loans will be substantially higher than on loans without scheduled payment increases that are made to borrowers of comparable credit quality.
If state or federal regulations or statutes are changed in ways that ease mortgage lending standards and/or requirements, or if lenders seek ways to replace business in times of lower mortgage originations, it is possible that more mortgage loans could be originated with higher risk characteristics than are currently being originated, such as loans with lower FICO scores and higher DTIs. Lenders could pressure mortgage insurers to insure such loans, which are expected to experience higher claim rates. Although we attempt to incorporate these higher expected claim rates into our underwriting and pricing models, there can be no assurance that the premiums earned and the associated investment income will be adequate to compensate for actual losses even under our current underwriting requirements. We do, however, believe that our insurance written beginning in the second half of 2008 will generate underwriting profits.
The premiums we charge may not be adequate to compensate us for our liabilities for losses and as a result any inadequacy could materially affect our financial condition and results of operations.
We set premiums at the time a policy is issued based on our expectations regarding likely performance of the insured risks over the long term. Our premiums are subject to approval by state regulatory agencies, which can delay or limit our ability to increase our premiums. Generally, we cannot cancel mortgage insurance coverage or adjust renewal premiums during the life of a mortgage insurance policy. As a result, higher than anticipated claims generally cannot be offset by premium increases on policies in force or mitigated by our non-renewal or cancellation of insurance coverage. The premiums we charge, the investment income we earn and the amount of reinsurance we carry may not be adequate to compensate us for the risks and costs associated with the insurance coverage provided to customers. An increase in the number or size of claims, compared to what we anticipate, could adversely affect our results of operations or financial condition. Our premium rates are also based in part on the amount of capital we are required to hold against the insured risk. If the amount of capital we are required to hold increases from the amount we were required to hold when a policy was written, we cannot adjust premiums to compensate for this and our returns may be lower than we assumed.
The losses we have incurred on our 2005-2008 books of business have exceeded our premiums from those books. The incurred losses from those books, although declining, continue to generate a material portion of our total incurred losses. The ultimate amount of these losses will depend in part on general economic conditions, including unemployment, and the direction of home prices.
We are susceptible to disruptions in the servicing of mortgage loans that we insure.
We depend on reliable, consistent third-party servicing of the loans that we insure. Over the last several years, the mortgage loan servicing industry has experienced consolidation and an increase in the number of specialty servicers servicing delinquent loans. The resulting change in the composition of servicers could lead to disruptions in the servicing of mortgage loans covered by our insurance policies. Further changes in the servicing industry resulting in the transfer of servicing could cause a disruption in the servicing of delinquent loans which could reduce servicers’ ability to undertake mitigation efforts that could help limit our losses. Future housing market conditions could lead to additional increases in delinquencies and transfers of servicing.
Changes in interest rates, house prices or mortgage insurance cancellation requirements may change the length of time that our policies remain in force.
The premium from a single premium policy is collected upfront and generally earned over the estimated life of the policy. In contrast, premiums from a monthly premium policy are received and earned each month over the life of the policy. In each year, most of our premiums earned are from insurance that has been written in prior years. As a result, the length of time insurance remains in force, which is generally measured by persistency (the percentage of our insurance remaining in force from one year prior), is a significant determinant of our revenues. Future premiums on our monthly premium policies in force represent a material portion of our claims paying resources and a low persistency rate will reduce those future premiums. In contrast, a higher than expected persistency rate will decrease the profitability from single premium policies because they will remain in force longer than was estimated when the policies were written.
Our persistency rate was 81.7% at December 31, 2018, 80.1% at December 31, 2017 and 76.9% at December 31, 2016. Since 2000, our year-end persistency ranged from a high of 84.7% at December 31, 2009 to a low of 47.1% at December 31, 2003.
Our persistency rate is primarily affected by the level of current mortgage interest rates compared to the mortgage coupon rates on our insurance in force, which affects the vulnerability of the insurance in force to refinancing. Our persistency rate is also affected by the mortgage insurance cancellation policies of mortgage investors along with the current value of the homes underlying the mortgages in the insurance in force. In 2018, the GSEs announced changes to various mortgage insurance termination requirements that are intended to further simplify the process of evaluating borrower-initiated requests for mortgage insurance termination and may reduce our persistency rate in the future.
Our holding company debt obligations materially exceed our holding company cash and investments.
At December 31, 2018, we had approximately $248 million in cash and investments at our holding company and our holding company’s debt obligations were $815 million in aggregate principal amount, consisting of $425 million of 5.75% Senior Notes due in 2023 ("5.75% Notes") and $390 million of 9% Debentures (of which approximately $133 million was purchased, and is held, by MGIC, and is eliminated on the consolidated balance sheet). Annual debt service on the 5.75% Notes and 9% Debentures outstanding as of December 31, 2018, is approximately $60 million (of which approximately $12 million will be paid to MGIC and will be eliminated on the consolidated statement of operations).
The 5.75% Senior Notes and 9% Debentures are obligations of our holding company, MGIC Investment Corporation, and not of its subsidiaries. The payment of dividends from our insurance subsidiaries which, other than investment income and raising capital in the public markets, is the principal source of our holding company cash inflow, is restricted by insurance regulation. MGIC is the principal source of dividend-paying capacity. In 2018 and 2017, MGIC paid a total of $220 million and $140 million, respectively, in dividends to our holding company. We expect MGIC to continue to pay quarterly dividends of at least the $60 million amount paid in the fourth quarter of 2018, subject to approval by its Board of Directors. We ask the OCI not to object before MGIC pays dividends.
On April 26, 2018, our Board of Directors authorized a share repurchase program under which we may repurchase up to $200 million of our common stock through the end of 2019. During 2018, we repurchased approximately 16.0 million shares of our common stock using approximately $175 million of holding company resources. Repurchases may be made from time to time on the open market or through privately negotiated transactions. The repurchase program may be suspended for periods or discontinued at any time. If any additional capital contributions to our subsidiaries were required, such contributions would decrease our holding company cash and investments. As described in our Current Report on Form 8-K filed on February 11, 2016, MGIC borrowed $155 million from the Federal Home Loan Bank of Chicago. This is an obligation of MGIC and not of our holding company.
Your ownership in our company may be diluted by additional capital that we raise or if the holders of our outstanding convertible debt convert that debt into shares of our common stock.
As noted above under our risk factor titled “We may not continue to meet the GSEs’ private mortgage insurer eligibility requirements and our returns may decrease as we are required to maintain more capital in order to maintain our eligibility,” although we are currently in compliance with the requirements of the PMIERs, there can be no assurance that we would not seek to issue non-dilutive debt capital or to raise additional equity capital to manage our capital position under the PMIERs or for other purposes. Any future issuance of equity securities may dilute your ownership interest in our company. In addition, the market price of our common stock could decline as a result of sales of a large number of shares or similar securities in the market or the perception that such sales could occur.
At December 31, 2018, we had outstanding $390 million principal amount of 9% Convertible Junior Subordinated Debentures due in 2063 ("9% Debentures") (of which approximately $133 million was purchased, and is held, by MGIC, and is eliminated on the consolidated balance sheet). The principal amount of the 9% Debentures is currently convertible, at the holder’s option, at an initial conversion rate, which is subject to adjustment, of 74.0741 common shares per $1,000 principal amount of debentures. This represents an initial conversion price of approximately $13.50 per share. We may redeem the 9% Debentures in whole or in part from time to time, at our option, at a redemption price equal to 100% of the principal amount of the 9% Debentures being redeemed, plus any accrued and unpaid interest, if the closing sale price of our common stock exceeds $17.55 for at least 20 of the 30 trading days preceding notice of the redemption.
We have the right, and may elect, to defer interest payable under the debentures in the future. If a holder elects to convert its debentures, the interest that has been deferred on the debentures being converted is also convertible into shares of our common stock. The conversion rate for such deferred interest is based on the average price that our shares traded at during a 5-day period immediately prior to the election to convert the associated debentures. We may elect to pay cash for some or all of the shares issuable upon a conversion of the debentures.
For a discussion of the dilutive effects of our convertible securities on our earnings per share, see Note 6 – “Earnings Per Share” to our consolidated financial statements in our Quarterly Report on Form 10-Q filed with the SEC on November 7, 2018. As noted above, during 2018, we repurchased shares of our common stock and may do so in the future. In addition, we have in the past, and may in the future, purchase our debt securities.
We could be adversely affected if personal information on consumers that we maintain is improperly disclosed and our information technology systems may become outdated and we may not be able to make timely modifications to support our products and services.
As part of our business, we maintain large amounts of personal information on consumers. While we believe we have appropriate information security policies and systems to prevent unauthorized disclosure, there can be no assurance that unauthorized disclosure, either through the actions of third parties or employees, will not occur. Unauthorized disclosure could adversely affect our reputation, result in a loss of business and expose us to material claims for damages.
We rely on the efficient and uninterrupted operation of complex information technology systems. All information technology systems are potentially vulnerable to damage or interruption from a variety of sources, including through the actions of third parties. Due to our reliance on our information technology systems, their damage or interruption could severely disrupt our operations, which could have a material adverse effect on our business, business prospects and results of operations.
In addition, we are in the process of upgrading certain of our information systems that have been in place for a number of years and are implementing our loan level pricing system. The implementation of these technological improvements, as well as their integration with customer systems when applicable, is complex, expensive and time consuming. If we fail to timely and successfully implement and integrate the new technology systems, or if the systems do not operate as expected, it could have an adverse impact on our business, business prospects and results of operations.
Our success depends, in part, on our ability to manage risks in our investment portfolio.
Our investment portfolio is an important source of revenue and is our primary source of claims paying resources. Although our investment portfolio consists mostly of highly-rated fixed income investments, our investment portfolio is affected by general economic conditions and tax policy, which may adversely affect the markets for credit and interest-rate-sensitive securities, including the extent and timing of investor participation in these markets, the level and volatility of interest rates and credit spreads and, consequently, the value of our fixed income securities, and as such, we may not achieve our investment objectives. Volatility or lack of liquidity in the markets in which we hold securities has at times reduced the market value of some of our investments, and if this worsens substantially it could have a material adverse effect on our liquidity, financial condition and results of operations.
For the significant portion of our investment portfolio that is held by MGIC, to receive full capital credit under insurance regulatory requirements and under the PMIERs, we generally are limited to investing in investment grade fixed income securities whose yields reflect their lower credit risk profile. Our investment income depends upon the size of the portfolio and its reinvestment at prevailing interest rates. A prolonged period of low investment yields would have an adverse impact on our investment income as would a decrease in the size of the portfolio.
In addition, we structure our investment portfolio to satisfy our expected liabilities, including claim payments in our mortgage insurance business. If we underestimate our liabilities or improperly structure our investments to meet these liabilities, we could have unexpected losses resulting from the forced liquidation of fixed income investments before their maturity, which could adversely affect our results of operations.
Our financial results may be adversely impacted by natural disasters; certain hurricanes may impact our incurred losses, the amount and timing of paid claims, our inventory of notices of default and our Minimum Required Assets under PMIERs.
Natural disasters, such as hurricanes, tornadoes, wildfires and floods, could trigger an economic downturn in the affected areas, which could result in a decline in our business and an increased claim rate on policies in those areas. Natural disasters could lead to a decrease in home prices in the affected areas, which could result in an increase in claim severity on policies in those areas. If we were to attempt to limit our new insurance written in disaster-prone areas, lenders may be unwilling to procure insurance from us anywhere.
Natural disasters could also lead to increased reinsurance rates or reduced availability of reinsurance. This may cause us to retain more risk than we otherwise would retain and could negatively affect our compliance with the financial requirements of the PMIERs.
We insure mortgages for homes in areas that have been impacted by recent natural disasters, including 2017 and 2018 hurricanes. We do not expect those hurricanes to result in a material increase in our incurred losses or paid claims. However, the following factors could cause our actual results to differ from our expectation in the forward looking statement in the preceding sentence:

•	Home values in hurricane-affected areas may decrease at the time claims are filed from their current levels thereby adversely affecting our ability to mitigate loss.

•
Hurricane-affected areas may experience deteriorating economic conditions resulting in more borrowers defaulting on their loans in the future (or failing to cure existing defaults) than we currently expect.

•
If an insured contests our claim denial or curtailment, there can be no assurance we will prevail. We describe how claims under our policy are affected by damage to the borrower’s home in our Current Report on Form 8-K filed with the SEC on September 14, 2017.

Due to the suspension of certain foreclosures by the GSEs from time-to-time, our receipt of claims associated with foreclosed mortgages in hurricane-affected areas may be delayed.
The PMIERs require us to maintain significantly more "Minimum Required Assets" for delinquent loans than for performing loans; however, the increase in Minimum Required Assets is not as great for certain delinquent loans in areas that the Federal Emergency Management Agency has declared major disaster areas. An increase in delinquency notices resulting from hurricanes may result in an increase in "Minimum Required Assets" and a decrease in the level of our excess "Available Assets" which is discussed in our risk factor titled "We may not continue to meet the GSEs’ private mortgage insurer eligibility requirements and our returns may decrease as we are required to maintain more capital in order to maintain our eligibility."